Exhibit 99.1

GAP INC. REPORTS JULY SALES DOWN 3 PERCENT;

COMPARABLE STORE SALES DOWN 5 PERCENT

SAN FRANCISCO – August 5, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.0 billion for the four-week period ended July 31, 2004, which represents a 3 percent decrease compared with net sales of $1.1 billion for the same period ended August 2, 2003. The company’s comparable store sales for July 2004 decreased 5 percent compared with a 9 percent increase in July 2003.

Comparable store sales by division for July 2004 were as follows:

•	Gap U.S.: negative 3 percent versus positive 13 percent last year

•	Gap International: negative 12 percent versus positive 8 percent last year

•	Banana Republic: negative 10 percent versus positive 5 percent last year

•	Old Navy: negative 2 percent versus positive 9 percent last year

“Although sales of summer product at Gap, Banana Republic and Old Navy were strong in May, June’s soft traffic trends continued into July, making summer clearance results disappointing overall,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Due to markdowns needed to clear summer product, total company merchandise margins in July were slightly below last year. However, we expect to report a solid year-over-year gain in merchandise margins for the second quarter.”

Second Quarter Sales Results and Earnings Guidance

For the thirteen weeks ended July 31, 2004, net sales of $3.72 billion represent an increase of 1 percent compared with net sales of $3.69 billion for the same period ended August 2, 2003. The company’s second quarter comparable store sales were flat compared with an increase of 10 percent in the second quarter of the prior year.

The company announced that its expected earnings per share for the second quarter reflects about $0.04, or about $65 million, of expenses related to premiums paid on early retirement of about $300 million of funded debt. This $65 million will be included in operating expenses for the second quarter. Reflecting these charges, the company expects second quarter reported earnings per share to be $0.19 to $0.21.

The company reiterated that it expects inventory per square foot at the end of the second quarter to be down on a percentage point basis in the low single digits.

Comparable store sales by division for the second quarter of 2004 were as follows:

•	Gap U.S.: positive 2 percent versus positive 9 percent last year

•	Gap International: negative 10 percent versus positive 13 percent last year

•	Banana Republic: positive 4 percent versus positive 5 percent last year

•	Old Navy: flat versus positive 11 percent last year

As of July 31, 2004, Gap Inc. operated 2,999 store locations compared with 3,095 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will announce its second quarter earnings results via press release on August 19, 2004, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at gapinc.com.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Debbie Eliades
415-427-2161	415-427-4585